EXHIBIT 12.


Universal Corporation and Subsidiaries
RATIO OF EARNINGS TO FIXED CHARGES
Nine Months Ended March 31, 1996 and 1995

                                                                                         1996              1995
                                                                                     -------------    --------------

Pretax income from continuing operations                                                  $98,393           $62,116
Pretax income of unconsolidated affiliates                                                  3,875               874
Fixed charges                                                                              52,454            55,853
                                                                                     -------------    --------------

Earnings                                                                                 $154,722          $118,843
                                                                                     =============    ==============

Interest                                                                                  $51,786           $55,216
Interest of unconsolidated affiliates                                                         493               462
Debt discount amortization                                                                    175               175
                                                                                     -------------    --------------

Fixed Charges                                                                             $52,454           $55,853
                                                                                     =============    ==============

Ratio of Earnings to Fixed Charges                                                            2.9               2.1
                                                                                     =============    ==============